EXHIBIT 99.1
March 31, 2023

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

The end of the first quarter of 2023 seems to be bringing brighter skies. Enclosed you will find your dividend check for the first quarter of 2023. This represents the 119th consecutive quarterly dividend issued by First Guaranty Bancshares, Inc. That is strong! The combination of our continued strong loan growth and the repricing of our portfolio has worked to lessen the interest rate compression we felt in the fourth quarter 2022. Our loan portfolio grew to approximately $2,565,000,000 as of March 31, 2023 compared to $2,519,077,000 as of December 31, 2022 and $2,231,119,000 as of March 31,2022. The squeeze on net interest income decreased from $2,092,000 in the fourth quarter of 2022 to $1,073,000 in the first quarter of 2023. Loan yields for March 2023 have averaged approximately 6.15% compared to 5.76% for December 2022. This trend should continue.

First Guaranty Bancshares, Inc. has not only felt no negative impact as a result of the recent disruption in banking; but, our core deposits have continued to grow.

With the skies brightening, we have elected to take two steps to clear problems and leave our path to the future unimpeded. First of all, we have elected to pay a judgment on a legal matter dating back to 2013. The net amount of this judgment after accrual reversal is $578,491.60. In addition to the judgment, we have established an accrual of $600,000 related to another legal/regulatory matter. This is a one time expense. We have decided to clear all negative issues in the first quarter and move ahead.

Even after the judgment and accrual, and the interest rate compression (which is less than previous) we have still recorded net income of approximately $3,487,000 for the quarter.

Our loan interest income continues to grow to approximately $38,135,000 for the quarter ending March 31, 2023 compared to $35,579,000 for the quarter ending December 31, 2022. We continue to carefully manage our interest expense. We continue to carefully monitor our noninterest expense. We continue our forward progress toward a fortress balance sheet. Thank you for your attention.

Sincerely,

Alton B. Lewis
President/CEO

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.

Important Information and Where to Find It

This Report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by First Guaranty of Lone Star Bank (“Lone Star”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed Transaction, First Guaranty has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Lone Star and a prospectus of First Guaranty (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and First Guaranty may file with the SEC other relevant documents concerning the proposed Transaction. The definitive Proxy Statement/Prospectus will be mailed to shareholders of Lone Star. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY FIRST GUARANTY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST GUARANTY, FGB, LONE STAR AND THE PROPOSED TRANSACTION.

Free copies of the Proxy Statement/Prospectus, as well as other filings containing information about First Guaranty, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed by First Guaranty. You will also be able to obtain these documents, when they are filed, free of charge, from First Guaranty at www.fgb.net under the heading “SEC Filings.” Copies of the Proxy Statement/Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to First Guaranty Bancshares, Inc., 400 East Thomas Street, Hammond, Louisiana 70401, Attn: Investor Relations, (985) 375-0343.

Participants in the Solicitation

This Report is not a solicitation of a proxy from any security holder of Lone Star. However, Lone Star and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Lone Star in respect of the proposed Transaction. Information about Lone Star’s directors and executive officers will be contained in the Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.